EXHIBIT 1

Release:	IMMEDIATE RELEASE

Contact:	Brian Yuen

Global-Tech USA, Inc.
Tel.:	212-683-3320

Web Page:	http://www.businesswire.com/cnn/gai.shtml

GLOBAL-TECH APPLIANCES ANNOUNCES INITIAL SHIPMENT OF FLAT PANEL LCD

TELEVISIONS TO BE MARKETED UNDER THE YAHOO!® BRAND

Hong Kong, October 18, 2004 — Global-Tech Appliances Inc. (NYSE: GAI) today announced that its wholly owned subsidiary, Global Display Limited, has made its initial shipment of flat panel high-definition liquid crystal display televisions (LCD TVs).

John C.K. Sham, President and Chief Executive Officer, said: “Recently, we announced the receipt of purchase orders for our 17” and 30” flat panel high-definition LCD TVs. Today, we are pleased to announce the initial shipment on those orders of our Home Touch™ 17” flat panel high-definition LCD TV to a customer in the United States, who plans to market them under the Yahoo!® brand. We believe this initial shipment is a positive step toward achieving our goal of diversifying and expanding our business to include the manufacture and marketing of display products.”

Mr. Sham continued, “The innovative and proprietary design of our Home Touch™ system has been the key to successfully marketing and launching our flat panel high-definition LCD TVs. In the coming months, we expect to ship our 30” version to the same customer.”

Mr. Sham concluded, “While flat panel high-definition LCD TVs are our first foray into the display business, we are also focusing our efforts and dedicating resources to expand into other markets that require cost effective, high-quality display products. We are currently working to complete other versions of flat panel high-definition LCD TVs and larger models incorporating plasma displays, which we expect to introduce in the near future.”

Global-Tech is a holding company, owning subsidiaries that manufacture and market a wide range of consumer electrical products worldwide, including floor care products and small household appliances. These products are marketed by customers under brand names such as Black & Decker®, DeLonghi®, Dirt Devil®, Eureka®, GE®, Hamilton Beach®, Kenwood®, Proctor-Silex®, Sanyo®, Sunbeam®, and West Bend®. Global-Tech’s subsidiary, Global Display Limited, is currently developing a wide range of consumer products incorporating high-definition flat panel displays (FPDs) that utilize liquid crystal display (LCD), plasma display panel (PDP), liquid crystal on silicon (LCOS), optical, and digital display technologies. Lite Array, Inc., another subsidiary of Global-Tech, is developing a range of display modules utilizing proprietary small molecule organic light emitting diode (OLED) technology. These modules are expected to be initially marketed to consumer electronics companies for use in cellular phones and MP3 players.

Except for historical information, certain statements contained herein are forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “should,” “estimates,” or variations of such words and similar expressions are intended to identify such forward looking statements. These forward looking statements are subject to risks and uncertainties, including but not limited to, the impact of competitive products and pricing, the financial condition of the Company’s customers, product demand and market acceptance especially of our new display products, the success of new product development, reliance on material customers, suppliers and key strategic alliances, the terms and conditions of customer contracts and purchase orders, availability and cost of raw materials, the timely and proper execution of certain business plans, including the plan to diversify and transform a portion of

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manufacturing capacity to higher-value, technology-oriented products, currency fluctuations, uncertainties associated with investments, the regulatory environment, fluctuations in operating results, the impact of changing global, political and economic conditions and other risks detailed from time to time in the Company’s filings with the Securities and Exchange Commission including its most recent Report on Form 20-F. The Company does not undertake to update its forward-looking information, or any other information contained or referenced in this press release to reflect future events or circumstances.

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